BMB MUNAI, INC. ANNOUNCES RESULTS OF UPDATE
                           RESERVE ESTIMATE EVALUATION

         October 11, 2005 - Almaty, Kazakhstan - BMB Munai, Inc. (OTCBB:
BMBM.OB) is releasing results of its updated reserve evaluation on its ADE Block, dated April 1, 2005, prepared by Chapman Petroleum Engineering Ltd., an independent reserve evaluation firm in Calgary, Alberta, Canada. The updated reserve evaluation states that the total gross proved reserves estimated for all three fields in the Block amount to 40.9 million barrels of oil equivalent
(BOE). Additionally, gross probable reserves of 69 million BOE and gross possible reserves of 82.6 million BOE have been estimated for the total Block. (In the reserve evaluation, gas is converted to BOE at a ratio of 6 mscf/Bbl.)

         The reserve evaluation has been carried out in accordance with standards set out in the Canadian Oil and Gas Evaluation Handbook (COGEH), which is the "Practice Standard" for evaluation of oil and gas reserves for public disclosure in Canada.

         Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only "proved" reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release to refer to oil and gas reserves such as "probable" and "possible," that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Estimates for these categories are, by their nature, more speculative than estimates of "proved" reserves and accordingly are subject to substantially greater risk of not being realized by the Company. U.S. investors are cautioned that future filings with the SEC will only contain reserve estimates that are "proved" according the standards established by the SEC. Interested investors can obtain a copy of any SEC filing from us upon request by writing to BMB Munai, Inc., 324 South 400 West, Suite 250, Salt Lake City, Utah, 84101. You can also obtain this form from the SEC by calling 1-800-SEC-0330.

         BMB Munai is an independent oil and gas company engaged in the exploration, development and production of crude oil and natural gas in western Kazakhstan. The Company maintains administrative offices in Salt Lake City, Utah and Almaty, Kazakhstan.

Contacts:
In the US:                 Adam R. Cook, Corporate Secretary
                           (801) 355-2227, E-mail: USoffice@bmbmunai.com

In Kazakhstan:             Boris Cherdabayev, Chairman and CEO
                           +7 3272 588-517, E-mail: KZoffice@bmbmunai.com


The information contained in this release includes forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied. Forward-looking statements involve risks and uncertainties, including but not limited to, risks described in the Company's periodic reports on file with the Securities and Exchange Commission.